Amended and Restated
Schedule A
to the
Amended and Restated Transfer Agency Agreement
by and between
The Marsico Investment Fund
And
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below:

Name of Funds

The Marsico Focus Fund
The Marsico Growth Fund
The Marsico 21st Century Fund
The Marsico International Opportunities Fund
The Marsico Flexible Capital Fund
The Marsico Global Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Amended and Restated Transfer Agency Agreement between The Marsico Investment Fund and UMB Fund Services, Inc., effective as of the 22nd day of September, 2012.

UMB FUND SERVICES, INC.	THE MARSICO INVESTMENT FUND

By:	By:

Title:	Title:	Vice President, Secretary & Treasurer